CAM Reports Record Year End and Quarterly Results

4th Quarter Earnings Increase 104% on 32% Revenue Increase

FOUNTAIN VALLEY, CA -- 11/19/2007 -- CAM Commerce Solutions, Inc. (NASDAQ: CADA) reported pre-tax income for the 4th quarter ended September 30, 2007 increased to $2.6 million, compared to $1.3 million for the same period of last fiscal year. Revenues increased 32% to $9.2 million for the three months ended September 30, 2007, compared to $7.0 million for the three months ended September 30, 2006. Net income for the three-month period ended September 30, 2007 increased 104% to $1.6 million, or $0.38 per share, compared to $802,000, or $0.19 per share, for the same quarter of last fiscal year. Pre-tax profit margin for the quarter ended September 30, 2007 was a record 28%, as compared to 19% in the same period of last fiscal year.

Revenues for the fiscal year ended September 30, 2007 increased 18% to $32.2 million, compared to $27.2 million for fiscal year 2006, based on the strength of a 51% increase in X-Charge payment processing revenues. Pre-tax income grew 74% to $7.5 million, compared to $4.3 million in fiscal 2006. Net income for the fiscal year ended September 30, 2007 increased 78% to $4.7 million, or $1.12 per share, compared to $2.6 million, or $0.64 per share, for fiscal year 2006. Pre-tax profit margin for fiscal year ended September 30, 2007 was also a record at 23% compared to 16% for fiscal 2006.

Cash and Marketable Securities Increase

As of September 30, 2007, cash and cash equivalent plus marketable securities increased $2 million in the 4th quarter and $4.8 million during the year to $28.4 million, or $6.93 per outstanding share, compared to $23.7 million, or $5.97 per outstanding share, at September 30, 2006. The Company remains debt free.

X-Charge Performance

During the 4th quarter, 1,601 new X-Charge payment processing accounts were installed, which was a 45% increase over the same period last year when 1,101 new accounts were installed. During the year ended September 30, 2007, the Company installed a record 6,347 new X-Charge accounts, which was a 58% increase over the 4,020 new accounts installed last fiscal year. As of September 30, 2007, there were more than 12,000 merchant accounts generating X-Charge revenues. This portfolio of merchant accounts represents approximately $3.5 billion in annual payment processing volume.

Dividend Declared

The Board of Directors has declared a quarterly cash dividend of $0.30 per outstanding share for the 4th quarter results, to be paid on January 17, 2008 to shareholders of record on January 7, 2008. This represents an 88% increase in the dividend from the same quarter result of last fiscal year of $0.16. The Company declared dividends payable to shareholders totaling $0.92 per share based on the quarterly results of fiscal 2007, as compared to $0.59 per share for the quarterly results of last fiscal year.

"The fourth quarter was very strong for us and finished off a great year," stated Geoff Knapp, Chairman and CEO of CAM Commerce Solutions. "Our X-Charge payment processing business continued to deliver as expected for us and system sales continued to show stability with a slight increase in 4th quarter revenue over the same period of last fiscal year and another quarter of improving margins. Our overall pre-tax profit margin of 28% in the 4th quarter showed that we are maintaining good controls on our cost structure even as we see significant growth in our payment processing business. We delivered another good year of shareholder value with excellent gains in our stock price and significantly increasing dividends. And even while paying those high dividends, we continued to see our cash and marketable securities balance increase by almost $2 million in the 4th quarter alone. Recurring revenues in the 4th quarter (payment processing and support services) grew to 71% of our total revenues, giving us an increasingly stable and more predictable revenue stream. I am optimistic that our momentum will carry us into a successful fiscal 2008 and beyond."

Calculation of Cash and Marketable Securities Per Share

                                            SEPTEMBER 30,   SEPTEMBER 30,
                                                 2007            2006
                                            --------------- ---------------
  Cash and cash equivalents                 $    22,047,000 $    15,196,000
  Marketable available-for-sale securities        6,388,000       8,457,000
                                            --------------- ---------------
  Total cash and marketable securities
   (numerator)                              $    28,435,000 $    23,653,000
                                            =============== ===============
  Shares outstanding (denominator)                4,105,000       3,961,000
  Cash and marketable securities per share  $          6.93 $          5.97

Conference Call

The company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Monday, November 19, 2007. Anyone interested in participating in the conference call should call 888-339-9446, if calling within the United States, or 480-293-1744, if calling internationally. There will be a playback available until November 26, 2007. To listen to the playback, please call 800-406-7325, if calling within the United States, or 303-590-3030, if calling internationally. Please use pin number 3806156 for the replay. The company will also have an updated investor presentation posted on its website at www.camcommerce.com.

About CAM Commerce Solutions

CAM Commerce Solutions designs, develops, markets, installs and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include credit and debit card processing, inventory management, point of sale, accounting, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

Important Information

Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission that could cause actual results to differ materially from management's expectations. The company does not undertake any duty to update the forward-looking statements, which speak only as of the date of this release.

                       CAM COMMERCE SOLUTIONS, INC.
                      CONDENSED STATEMENTS OF INCOME
                  (In thousands, except per share data)

                              THREE MONTHS ENDED     TWELVE MONTHS ENDED
                            ----------------------  ----------------------
                            SEPTEMBER   SEPTEMBER   SEPTEMBER   SEPTEMBER
                                30,         30,         30,         30,
                               2007        2006        2007        2006
                            ----------  ----------  ----------  ----------
                           (Unaudited) (Unaudited)  (Unaudited)

REVENUES
  Net payment processing
   revenues                 $    5,056  $    2,995  $   16,185  $   10,689
  Net hardware, software
   and installation
   revenues                      2,709       2,636      10,325      11,199
  Net service revenues           1,447       1,342       5,719       5,324
                            ----------  ----------  ----------  ----------
Total net revenues               9,212       6,973      32,229      27,212
COSTS AND EXPENSES
  Cost of payment
   processing revenues             201         160         703         533
  Cost of hardware,
   software and
   installation revenues         1,255       1,399       4,960       5,967
  Cost of service revenues         653         631       2,572       2,465
                            ----------  ----------  ----------  ----------
Total cost of revenues           2,109       2,190       8,235       8,965
Selling, general and
 administrative expenses         4,473       3,383      16,264      13,393
Research and development
 expenses                          401         389       1,579       1,537
Interest income                   (373)       (290)     (1,317)       (969)
                            ----------  ----------  ----------  ----------
Total costs and expenses         6,610       5,672      24,761      22,926
                            ----------  ----------  ----------  ----------
Income before provisions
 for income taxes                2,602       1,301       7,468       4,286
Provisions for income taxes        968         499       2,745       1,639
                            ----------  ----------  ----------  ----------
Net income                  $    1,634  $      802  $    4,723  $    2,647
                            ==========  ==========  ==========  ==========

Basic net income per share  $     0.40  $     0.20  $     1.17  $     0.68
                            ==========  ==========  ==========  ==========

Diluted net income per
 share                      $     0.38  $     0.19  $     1.12  $     0.64
                            ==========  ==========  ==========  ==========

Shares used in computing
 basic net income per share      4,087       3,954       4,035       3,906

Shares used in computing
 diluted net income per
 share                           4,271       4,169       4,231       4,154

                       CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED BALANCE SHEETS
                  (In thousands, except per share data)

                                              SEPTEMBER 30,  SEPTEMBER 30,
                                                  2007           2006
                                              -------------  -------------
                                               (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                   $      22,047  $      15,196
  Marketable available-for-sale securities            6,388          8,457
  Accounts receivable, net                            2,688          1,936
  Inventories                                           295            391
  Deferred income taxes                                 625            991
  Other current assets                                  182            138
                                              -------------  -------------
Total current assets                                 32,225         27,109

Deferred income taxes                                    --             56
Property and equipment, net                             748            484
Intangible assets, net                                  544            445
Other assets                                             72             51
                                              -------------  -------------
Total assets                                  $      33,589  $      28,145
                                              =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $         713  $         301
  Accrued compensation and related expenses           1,877          1,255
  Deferred service revenue and customer
   deposits                                           1,622          1,499
  Cash dividends payable                                986            594
  Other accrued liabilities                             372            103
                                              -------------  -------------
  Total current liabilities                           5,570          3,752
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 4,105 shares issued and
   outstanding at September 30, 2007 and 3,961
   at September 30, 2006                                  4              4
  Capital in excess of par value                     23,702         21,634
  Accumulated other comprehensive loss                   (2)            (6)
  Retained earnings                                   4,315          2,761
                                              -------------  -------------
  Total stockholders' equity                         28,019         24,393
                                              -------------  -------------
Total liabilities and stockholders' equity    $      33,589  $      28,145
                                              =============  =============

Contact:
Mathew Hayden
President
Hayden Communications, Inc.
858-704-5065